Exhibit 10.4

AMENDMENT NO. 1 TO THE BRIDGE FINANCING AGREEMENT

THIS AMENDMENT NO. 1 TO THE BRIDGE FINANCING AGREEMENT (this “Amendment No. 1”), is made as of May 15, 2015 (“Effective Date”), by and among GPB Life Science Holdings LLC (the “Lender”), and InterCloud Systems, Inc., a Delaware corporation (together with all of its successors and current and future direct and/or indirect Subsidiaries, collectively, the “Borrower,” and, collectively with the Lender, the “Parties”), and amends solely to the extent expressly provided herein (i) the Bridge Financing Agreement, made effective as of December 3, 2014 (the “First Agreement”), by and between the Borrower and Lender, and (ii) the Agreement to Purchase the $1,500,000 Additional Note, dated December 24, 2014, by and between the Borrower and the Lender pursuant to Section 2.13 of the First Agreement (the “Second Agreement,” and together with the First Agreement and all supplements, amendments, exhibits and annexes to the First Agreement and the Second Agreement including, but not limited to this Amendment No. 1, collectively, the “Loan Agreement”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement, the Borrower sold to the Lender (i) a (a) 12% Senior Secured Note of the Borrower in the aggregate principal amount of $2,500,000 (Note No.:GPB-1), Issue Date: December 3, 2014 (“Note 1”), and (b) four (4) year common stock purchase warrant of the Borrower (Warrant No.:GPB-1), Original Issue Date December 3, 2014, to purchase 250,000 Warrant Shares (“Warrant No. 1”); and (ii) a (a) 12% Senior Secured Note of the Borrower in the aggregate principal amount of $1,500,000; (Note No.:GPB-2); Issue Date: December 24, 2014 (“Note 2,” and together with Note 1, collectively, the “Original Notes”) and (b) four (4) year Warrant (Warrant No.:GPB-2), Original Issue Date December 24, 2014, to purchase 150,000 Warrant Shares (“Warrant No. 2,” and, collectively with Warrant No. 1, the “2 Original Warrants”);

WHEREAS, pursuant to a Securities Purchase Agreement dated as of May 15, 2015 between the Parties (the “SPA”) and this Amendment No. 1, the Borrower has agreed to sell to the Lender a 12% senior secured convertible promissory note of the Borrower in the aggregate principal amount of $2,000,000 (the “$2,000,000 New Note”) for a purchase price of $1,900,000;

WHEREAS, pursuant to the SPA and this Amendment No. 1, the Parties hereto have agreed: (i) to amend the 2 Original Warrants by issuing to the Lender 2 amended and restated warrants replacing the 2 Original Warrants (the “2 Amended and Restated Warrants”) and (ii) that the Borrower shall issue to the Lender (a) a warrant to purchase 200,000 Warrant Shares dated May 15, 2015 (the “Additional Warrant”), and (b) for restructuring the 2 Original Notes, a warrant to purchase 50,000 Warrant Shares (the “Restructuring Warrant,” and together with the 2 Amended and Restated Warrants and the Additional Warrant, collectively, the “Warrants”);

WHEREAS, pursuant to the SPA and this Amendment No. 1, the Parties agreed to amend the 2 Original Notes by issuing to the Lender 2 amended and restated notes to replace the 2 Original Notes (the “2 Amended and Restated Notes,” and together with the $2,000,000 New Note, collectively, the “Notes”);

WHEREAS, the capitalized terms and any section references used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties, intending to be legally bound hereby agree as follows:

AGREEMENT

1)	Ratifications. Except as otherwise expressly provided herein, the Loan Agreement and each other Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and as of the date hereof (i) $4,000,000 aggregate principal amount of the two Original Notes are issued and outstanding, and (ii) accrued but unpaid interest on the 2 Original Notes issued and outstanding is ____, and (iii) $20,000 of legal fees is owed to the Lender’s legal counsel pursuant to Section 9.4(B) of the Loan Agreement for legal services provided to the Lender post the closing of the purchase by the Lender of the two Original Notes, related to the administration and enforcement of the Documents, the Collateral and the Loan (but excluding the legal fees to be paid to the Lender’s Counsel in connection with the SPA and this Amendment No. 1. Except as otherwise expressly provided in the Loan Agreement or this Amendment No. 1, on and after the Effective Date: (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment No. 1, and (ii) all references in the other Documents, to “thereto”, “thereof”, “thereunder” or words of like import are referring to the other Documents as amended by this Amendment No. 1, the Warrants and the Notes, as the case may be.

a)	All references in the Loan Agreement and/or the other Documents to a “Note,” the “Notes,” “$2,500,000 aggregate principal amount of the Note,” “$2,500,000 aggregate principal amount of Note”, $1,500,000 aggregate principal amount Note,” “Additional Note,” and terms of similar import used to defined either or both of the 2 Original Notes are deleted in their entirety and replaced with the term “Notes” as defined in this Amendment No. 1.

b)	All references in the Loan Agreement to a “Warrant,” or the “Warrants and terms of similar import used to defined either or both of the 2 Original Warrants are deleted in their entirety and replaced with the term “Warrants” as defined in this Amendment No. 1.

2)	Amendments to the Loan Agreement. Upon the Effective Date, the Loan Agreement is hereby amended as follows:

a)	The following defined terms in Section 1.01 of the Loan Agreement are hereby added and/or replaced in their entirety the following:

“Amendment No. 1” means this Amendment No. 1 to the Bridge Financing Agreement dated May 15, 2015 by and between the Lender and the Borrower.

“Closing” shall mean (i) each issuance and sale by the Borrower of the particular portion of the aggregate principal amount of the $6,000,000 of Notes to the Lender for the corresponding portion of the $5,700,000 Purchase Price and the simultaneous issuance by the Borrower to the Lender of the particular Warrants being issued with such particular portion of the Notes and (ii) the conditions to each such Closing have been satisfied or waived by the Lender.

“Closing Date” shall mean as the context so requires (i) December 3, 2014, the date Note 1 was purchased by the Lender from the Borrower for the $2,375,000 portion of the $5,700,000 Purchase Price and the simultaneous issuance of Warrant No. 1 by the Borrower to the Lender (ii) December 24, 2014, the date Note 2 was purchased by the Lender from the Borrower for the $1,425,000 portion of the $5,700,000 Purchase Price and the simultaneous issuance of Warrant No. 2 by the Borrower to the Lender, and (iii) May 15, 2015 (or such other date as agreed to by the Parties) being the date the $2,000,000 New Note was purchased by the Lender from the Borrower for the $1,900,000 remaining portion of the $5,700,000 Purchase Price and the simultaneous issuance of the Warrants by the Borrower to the Lender pursuant to this Agreement.

 “Documents” shall mean collectively, the SPA, the First Agreement, the Second Agreement, Amendment No. 1, the Loan Agreement, the Blocked Account Agreement, any of the letters from the Borrower to Corporate Stock Transfer, Inc., the Borrower’s Transfer Agent, related to the Conversion Shares and the Warrant Shares (the “TA Letters”), all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable or similar laws, rules and/or regulations) in favor of the Lender as a secured party perfecting all Liens the Lender has on any Collateral and/or other assets of the Borrower, the U.C.C. Financing Statement Amendment amending the UCC-1 financing statement previously filed by White Oak the effect of which resulting in certain assets of the Borrower being excluded from the White Oak Liens, including, but not limited to, the Accounts Receivable of the Borrower, filed on or about the Closing Date (the “White Oak Financing Statement Amendment”), the Perfection Certificate dated December 3, 2014 and any other Perfection Certificates of the Borrower provided to the Lender including, but not limited to, the Perfection Certificate from the Borrower to the Lender set forth as Exhibit F to Amendment No. 1, the Notes, the Warrants, and all other instruments, certificates, supplements, amendments, exhibits and schedules required and/or attached pursuant to this Agreement and/or the other Documents, and/or any other Document and/or instrument related to the other Documents and the transactions hereunder and/or thereunder to and/or any other documents or instruments required or contemplated hereunder or thereunder, whether now existing or at any time hereafter arising.

“Loan” shall mean the $6,000,000 aggregate principal amount of Notes.

“Loan Maturity Date” shall mean the earlier of (i) May 15, 2016, and (ii) the date of a Major Transaction, and/or such other date as provided in this Agreement.

“Note” means as the context so requires any of (i) the Amended and Restated 12% Senior Secured Convertible Note of the Borrower in the aggregate principal amount of $2,500,000, dated December 3, 2014 (“A/R Note 1”), (ii) the Amended and Restated 12% Senior Secured Convertible Note of the Borrower in the aggregate principal amount of $1,500,000, dated December 24, 2014, (“A/R Note 2,” and together with A/R Note 1, the “2 Amended and Restated Notes”), and (iii) the 12% Senior Secured Convertible Note of the Borrower in the aggregate principal amount of $2,000,000 dated May 15, 2015 (the “$2,000,000 New Note”); and the term “Notes” means collectively, the 2 Amended and Restated Notes and the $2,000,000 New Note. The form of the $2,000,000 New Note is substantially as attached to Amendment No. 1 as Exhibit A and the form of the 2 Amended and Restated Notes are substantially as attached to Amendment No. 1 as Exhibit B.

“Purchase Price” means the $5,700,000 aggregate purchase price to be paid by the Lender to purchase the $6,000,000 aggregate principal amount of Notes as follows: (i) $2,375,000 for A/R Note 1, (ii) $1,425,000 for A/R Note 2, and (iii) $1,900,000 for the $2,000,000 New Note.

“Qualified Offering” means each (i) sale by the Borrower of its securities in one or a series of public offerings and/or private placements exempt from the registration requirements of the federal securities laws resulting in the receipt by the Borrower and/or its Subsidiaries in each such financing of more than $8,000,000 of gross proceeds, and/or (ii) the entering into any agreement(s) and/or instrument(s) pursuant to which the Borrower may borrow (regardless of whether the Borrower borrows funds), in the aggregate principal amount of $8,000,000 or more.

“SPA” means collectively (i) the Securities Purchase Agreement dated as of May 15, 2015 between the Lender and the Borrower pursuant to which, among other items set forth therein, the Lender purchased from the Borrower the $2,000,000 New Note and received the Additional Warrant and the Restructuring Warrant, and (ii) all amendments, supplements, annexes, exhibits and schedules to such SPA.

“Warrant” means, as the context so requires (i) the Amended and Restated Warrant to purchase 250,000 Warrant Shares, Original Issuance Date: December 3, 2014, (“A/R Warrant No. 1”), (ii) the Amended and Restated Warrant to purchase 150,000 Warrant Shares, Original Issuance Date: December 24, 2014 (“A/R Warrant No. 2,” together with A/R Warrant No. 1, collectively, the “2 Amended and Restated Warrants”), (iii) the warrant to purchase 200,000 Warrant Shares, dated May 15, 2015 (the “Additional Warrant” and (iv) the warrant to purchase 50,000 Warrant Shares, dated May 15, 2015 (the “Restructuring Warrant”); and the term “Warrants” means collectively, the 2 Amended and Restated Warrants, the Restructuring Warrant and the Additional Warrant. The form of the Additional Warrant is substantially as attached to Amendment No. 1 as Exhibit C, the form of the 2 Amended and Restated Warrants are substantially as to Amendment No. 1 as Exhibit D and the form of the Restructuring Warrant is substantially as attached to Amendment No. 1 as Exhibit E.

b)	Section 2.7 of the Loan Agreement is deleted in its entirety and replaced with the following new Section 2.7:

“Section 2.7. Default Rate. Notwithstanding anything to the contrary provided herein or elsewhere, from and after the occurrence and during the continuance of any Event of Default (i) the 12% annual interest rate for Cash Interest; and (ii) the four (4%) percent annual interest rate for the Additional Interest shall automatically and without any further action be increased to the lower of (a) the highest rate allowed by law, and (b) (I) seventeen percent (17.0%) per annum for the Cash Interest rate, and (II) nine (9%) percent per annum for the Additional Interest rate. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Cash Interest and Additional Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall in both cases continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.”

c)	Section 2.13 of the Loan Agreement is deleted in its entirety and replaced with the following new Section 2.13:

“Section 2.13. Possible Purchase of Additional $3,500,000 Aggregate Principal Amount of Notes by Lender from the Borrower. If the Lender and Borrower expressly agree in writing (an “Additional Note Purchase Agreement”) that the Lender (and/or its assignee), will purchase up to an additional $3,500,000 aggregate principal amount of notes of the Borrower (the “$3,500,000 Additional Notes”), from the Borrower for an aggregate purchase price of $3,325,000 (as reduced pursuant to mutual agreement of the Parties), which amount includes original issue discount (the “Additional Note Purchase Price”), then the Lender shall have five (5) business days from the receipt of the Borrower of such Additional Note Purchase Agreement to pay to the Borrower such Additional Note Purchase Price (less all fees and expenses resulting from the purchase of such $3,500,000 Additional Note) to purchase up to the $3,500,000 Additional Notes from the Borrower by the payment of cash by wire transfer of immediately available funds to the bank account of Borrower pursuant to wire instructions provided from the Borrower to the Lender. The documents and terms and conditions related to the purchase of the Additional Notes and such other obligations of the Borrower to the Lender, including, but not limited to, the security interests and liens granted by the Borrower in favor of the Lender to secure repayment of the Additional Notes and the payment of all the fees, expenses and related items in connection with the purchase of such up to $3,500,000 Additional Notes, including, but not limited to, the warrants and warrant coverage shall be substantially similar as provided herein relating to the purchase by the Lender of the $2,500,000 aggregate principal amount of Note with such changes as the Lender and the Borrower shall mutually agree, except that the Lender shall receive as additional Collateral securing the repayment of all principal, interest and all other liabilities and obligations of the Borrower to the Lender relating to the purchase of the up to $3,500,000 Additional Notes, a first priority senior lien on all assets of the Borrower not covered by White Oak Liens, second in priority only to the Liens and security interest granted to the Lender in connection with the Documents. For purposes of clarity, and notwithstanding anything to the contrary provided herein or elsewhere, the Parties acknowledge and agree that (i) on December 3, 2014 the Lender purchased from the Borrower the $2,500,000 A/R Note 1, (ii) on December 24, 2014, the Lender purchased from the Borrower the $1,500,000 A/R Note 2 and (iii) on or about May 15, 2015, the Lender purchased the $2,000,000 New Note.”

d)	Article 8 of the Loan Agreement is deleted in its entirety and replaced with the following new Article 8:

“Section 8.01 Remedies Upon an Event of Default. Upon the occurrence and continuance of any Event of Default, notwithstanding anything to the contrary provided herein, in the other Documents and/or elsewhere, Lender may, in its sole and absolute discretion, among other actions (i) declare the all issued and outstanding aggregate principal amount of the Notes (plus any premium thereon as provided elsewhere herein), all accrued but unpaid interest on the Notes (including, but not limited to, Cash Interest and Additional Interest at the Default Rate), and/or any other Liabilities, and/or other amounts owed to the Lender by the Borrower under this Agreement and/or the other Documents or otherwise, all through and including the date all amounts owed to the Lender from the Borrower pursuant to this Agreement, the other Documents, and/or otherwise, are received in full by the Lender in cash by the payment of immediately available funds by wire transfer pursuant to wire transfer instruction provided to the Borrower from the Lender (the “Amount”), to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and Borrower shall pay to Lender an amount equal to the Loan Maturity Date Payment Amount, assuming the period during which the Loan Maturity Date Payment Amount is received by the Lender as a result of an Event of Default shall be (x) for the 2 Amended and Restated Notes, during the period commencing on January 8, 2015 until the date 60 days following such date, and (y) for the $2,000,000 New Note during the period commencing on May 15, 2015 until the date 60 days thereafter, regardless of when such Event of Default occurs and/or when such Loan Maturity Date Payment Amount is received by the Lender as a result of an Event of Default (collectively, the “Event of Default Payment Amount”); provided, that upon the occurrence of an Event of Default under Section 7.01(e) hereof, all amounts set forth in this Section 8.01(i) shall automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and Borrower shall pay to Lender the Event of Default Payment Amount; (ii) without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, exercise all of the remedies of a secured party and mortgage holder under applicable law, including, but not limited to, the UCC, and all of its rights and remedies under the Documents; (iii) require Borrower to make the Collateral and the records pertaining to the Collateral available to the Lender at a place designated by the Lender which is reasonably convenient to the Lender to take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice thereof to Borrower; (iv) sell any or all of the Collateral at public or private sale upon such terms and conditions as Lender may reasonably deem proper, and, to the extent permitted by applicable law, Lender may purchase any or all of the Collateral at any such sale, and apply the net proceeds, after deducting all costs, expenses and attorneys’ fees incurred at any time in the collection of the Liabilities and in the protection and sale of the Collateral, to the payment of the Liabilities, returning the remaining proceeds, if any, to Borrower, with Borrower remaining liable for any amount remaining unpaid after such application; (v) grant extensions, compromise claims and settle Accounts Receivable for less than face value, all without prior notice to Borrower; (vi) use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Borrower and (vii) take all action permitted under any other provision of this Agreement and/or any of the other Documents including, but not limited to, Article 3 of this Agreement. Borrower shall, upon the request of the Lender, forthwith upon receipt, transmit and deliver to the Lender in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Lender) which may be received by Borrower at any time in full or partial payment of any Collateral. Borrower shall not commingle any such items which may be so received by Borrower with any other of its funds or property but shall hold them separate and apart from their own funds or property and in trust for the Lender until delivery is made to the Lender. The Lender may exercise all of its rights and remedies against Borrower under applicable law, this Agreement and the other Documents.

Section 8.02. Attorney-In-Fact. Borrower hereby appoints the Lender as the Borrower’s attorney-in-fact, with full authority in the Borrower’s place and stead and in such Borrower’s name or otherwise, from time to time in Lender’s sole and arbitrary discretion after the occurrence and continuation of any Event of Default, to, acting jointly, take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purpose of this Agreement.

Section 8.03. Remedies Are Severable and Cumulative. All provisions contained herein pertaining to any remedy of the Lender shall be and are severable and cumulative and in addition to all other rights and remedies available in the Documents, at law and in equity, and any one or more may be exercised simultaneously or successively. Any notification required pursuant to this ARTICLE 8 or under applicable law shall be reasonably and properly given to Borrower at the address and by any of the methods of giving such notice as set forth in Section 9.3.

Section 8.04. No Waiver. No waiver or failure to exercise at any time any default, remedy or right upon a default shall operate as a direct and/or indirect waiver of any other default or right or of the same default or right on any subsequent occasion.”

3)	Convertibility of the Notes. At any time and from time to time while any Note is outstanding, each Note shall be convertible into shares (“Conversion Shares”) of the Borrower’s common stock, par value $0.0001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

a)	Conversion Right. Subject to the provisions of Section 3(d) below, at any time or times on or after the issuance date and prior to the Maturity Date, the Holder (as defined in the Notes) of a Note shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Conversion Shares in accordance with this Section 3, at the Conversion Rate (as defined below). The Borrower shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Borrower shall round such fraction of a share of Common Stock to the nearest whole share. The Borrower shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

b)	Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). For the purposes hereof, the terms:

i)	“Conversion Amount” means the sum of the then outstanding (A) the aggregate principal amount to be converted into Conversion Shares, with respect to which this determination is being made and (B) accrued and unpaid interest with respect to such portion of the aggregate principal amount being converted; and

ii)	“Conversion Price” means $3.75, subject to adjustment for stock splits, stock dividends, and similar equitable adjustments.

c)	Mechanics of Conversion.

i.	Optional Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached to each Note as Exhibit I (the “Conversion Notice”) to the Borrower and the Borrower’s transfer agent and (B) if required by Section 3(c)(iii), surrender such Note to a common carrier for delivery to the Borrower as soon as practicable on or following such date (or an indemnification undertaking with respect to the Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Borrower shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the transfer agent. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Borrower shall (x) upon a sale of any Conversion Shares under Rule 144 or the date the SEC declares effective a registration statement covering any Conversion Shares, and provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled, to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Progam, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If required by Section 3(c)(iii), within three (3) Business Days following any conversion of any Note, the Holder shall surrender such Note (or deliver an indemnification undertaking with respect to such Note in the case of its loss, theft or destruction) to the Borrower. If the Note is physically surrendered for conversion if required by Section 3(c)(iii) and the outstanding principal of such Note is greater than the principal portion of the Conversion Amount being converted, then the Borrower shall as soon as practicable and in no event later than three (3) Business Days after receipt of such Note and at its own expense, issue and deliver to the Holder a new identical Note representing the outstanding principal and interest not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of such Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

ii.	Borrower’s Failure to Timely Convert. If the Borrower shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the Share Delivery Date (a “Conversion Failure”), then (A) the Borrower shall pay damages to the Holder for each Trading Day of such Conversion Failure that occurs after the fifth Trading Day following delivery of a Conversion Notice, in an amount equal to 3.0% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (2) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Borrower, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of such Note that has not been converted pursuant to such Conversion Notice; provided, that the voiding of a Conversion Notice shall not affect the Borrower’s obligations to make any payments which have accrued prior to the date of such notice pursuant to such Section 3(c)(ii) or otherwise. In addition to the foregoing, if the Borrower shall fail on or prior to the Share Delivery Date to issue and deliver a certificate to the Holder or credit to the Holder’s balance account with DTC, to the extent provided in Section 3(c)(i) above, the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount or on any date of the Borrower’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Borrower (a “Buy-In”), then the Borrower shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Borrower’s obligation to issue and deliver such certificate, or to the extent provided in Section 3(c)((i) above, credit the Holder’s balance account with DTC, for the shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of the applicable Conversion Amount shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock, or credit the Holder’s balance account with DTC to the extent provided in Section 3(c)(i) above, for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sale price (or equivalent) on the then Trading Market of the Common Stock on the Conversion Date.

iii.	Registration; Book-Entry. The Borrower shall maintain a register (the “Register”) for the recordation of the name and address of the Holders of each Note and the principal amount of each Note held by such Holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Borrower and the Holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. Upon its receipt of a written request to assign or sell all or part of any Registered Note by a Holder, together with any required documentation under the Documents including any legal opinions, if applicable, the Borrower shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the aggregate principal amount of the surrendered Registered Note to the designated assignee or transferee. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of such Note in accordance with the terms hereof, the Holder shall not be required to physically surrender such Note to the Borrower unless (A) the full principal amount represented by any Note is being converted or (B) the Holder has provided the Borrower with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of such Note upon physical surrender of such Note. The Holder and the Borrower shall maintain records showing the principal and interest, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of such Note upon conversion.

iv.	Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of a Note, the Borrower shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute by any legal process the parties agree, or if they cannot agree in writing within 3 Business Days, either party may file an action to resolve the dispute in accordance with the provisions of Section 9.14 and Section 9.15 of the Loan Agreement.

v.	Legends. Lender understands and agrees that the certificates and other instruments representing any of the Securities, until such time as the resale of the Securities has been registered under the 1933 Act, the stock certificates and/or other instruments representing any of the Securities, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates and/or instrument):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [ CONVERTIBLE ] [ EXERCISABLE ] INTO [HAVE BEEN ][ THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN ] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and a certificate and/or other instrument representing any Securities without such legend shall be issued to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Borrower with an opinion of counsel, in a form reasonably acceptable to the Borrower, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act. The Borrower shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance and for providing at its own cost all required legal opinions to remove such legends (except that if Borrower does not provide any such opinion(s), the Lender may choose a legal counsel to provide such opinions and Borrower shall pay the reasonable legal fees of such counsel in connection therewith).

d)	Limitations on Conversions. The Borrower shall not effect any conversion of a Note, and the Holder of a Note shall not have the right to convert any portion of any Note pursuant to the terms and conditions of a Note, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of any Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of such Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Borrower (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Borrower’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Borrower or (z) any other notice by the Borrower or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Borrower shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including any Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Borrower, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61 st ) day after such notice is delivered to the Borrower, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

4)	Rights Upon Issuance Of Other Securities.

a)	Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Borrower at any time on or after the issuance date of any of the Notes subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Borrower at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

b)	Voluntary Adjustment By Borrower. The Borrower may at any time while any Note is issued and outstanding, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Borrower.

5)	Reservation of Shares. Commencing on May 15, 2015 and continuing for so long as any Note is issued and outstanding, the Borrower shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the maximum number of (i) Conversion Shares (without taking into account any limitations on the issuance thereof pursuant to the terms of the Notes), and (ii) Warrant Shares (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants) (the “Required Reserved Amount”). If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Borrower will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Borrower’s obligations under the Documents, in the case of an insufficient number of authorized shares, use its reasonable best efforts to obtain stockholder approval of an increase in such authorized number of shares, to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount. The Borrower shall initially reserve the Required Reserved Amount on its own books and records as well as those of the transfer agent of the Common Stock (the “Reserve”) for the issuance of Conversion Shares and Warrant Shares and any other shares of Common Stock required to be issued by the Borrower to the Lender pursuant to the Documents, which initial reservation shall be authorized by the unanimous written consent of the Borrower’s Board of Directors delivered at Closing. The Borrower shall immediately add shares of Common Stock to the Reserve to ensure that the Required Reserve Amount (the “Reserve Minimum”) are in the Reserve at all times. The Borrower shall increase the amount of shares of Common Stock in the Reserve upon receipt of written notice, which may be in email form, by the Lender (and/or its assigns) in order to ensure that the Reserve contains the Reserve Minimum. As a condition to Closing, all actions required by the Borrower in this Section shall be approved by the unanimous written consent of the Borrower’s Board of Directors which shall be delivered to the Lender at Closing.

6)	Additional Provisions Relating to the $2,000,000 New Note

a)	Optional Prepayment of the $2,000,000 New Note. Prior to the Loan Maturity Date, the Borrower may prepay all (but not less than all) of the aggregate principal amount of the $2,000,00 New Note (an “Optional Prepayment”), by paying to the Lender the following amounts (the “Optional Prepayment Amount”):

Period During which Optional Prepayment Amount is Received by Lender	Optional Prepayment Amount to be Paid to Lender
May 15, 2015 until the date 180 Days following May 15, 2015	The sum of (a) the product of (i) 105%, multiplied by (ii) the aggregate principal amount of the $2,000,000 New Note; (b) all accrued but unpaid Cash Interest; (c) all accrued but unpaid Additional Interest, and (d) all other amounts due to Lender under this Amendment No. 1 and the other Documents
Day 180 from May 15, 2015 until the date 270 Days from May 15, 2015	The sum of (a) the product of (i) 103%, multiplied by (ii) the $2,000,000 aggregate principal amount of the $2,000,000 Note; (b) all accrued but unpaid Cash Interest; (c) all accrued but unpaid Additional Interest, and (d) all other amounts due to Lender under this Amendment No. 1 and the other Documents

An Optional Prepayment shall be paid upon not less than five (5) Business Days prior irrevocable written notice (the “Optional Prepayment Notice”), to the Holder from the Borrower detailing the Optional Prepayment Amount to be paid and setting forth the specific date the Optional Prepayment Amount shall be paid (such date hereinafter to be referred to as the “Optional Prepayment Date”). The Optional Prepayment Amount shall be paid in full in cash to the Holder by the Borrower by wire transfer of immediately available funds on the Optional Prepayment Date. Other than as expressly permitted in this Section 6(a) or elsewhere herein, the Borrower may not prepay any portion of the $2,000,000 New Note.

b)	Payments on the Loan Maturity Date. The Borrower shall pay to the Lender on the Loan Maturity Date, the Loan Maturity Date Payment Amount. The “Loan Maturity Date Payment Amount” shall equal,:

Period During which Loan Maturity Date Payment Amount is Received by Lender	Loan Maturity Date Payment Amount to be Paid to the Lender
May 15, 2015, until the date 60 Days following May 15, 2015	The sum of (a) product of (i) 105%, multiplied by (ii) the aggregate principal amount of the $2,000,000 New Note; (b) all accrued but unpaid Cash Interest; (c) all accrued but unpaid Additional Interest, and (d) other amounts due to Lender under this Amendment No. 1 and the other Documents
Day 61 from May 15, 2015 until the date 90 days following May 15, 2015	The sum of (a) the product of (i) 103%, multiplied by (ii) the aggregate principal amount of the $2,000,000 New Note; (b) all accrued but unpaid Cash Interest; (c) all accrued but unpaid Additional Interest, and (d) other amounts due to Lender under this Amendment No. 1 and the other Documents
Day 91 from May 15, 2015 until the date all amounts due to the Lender from the Borrower are received by the Lender	The sum of (a) the product of (i) 102%, multiplied by (ii) the aggregate principal amount of the $2,000,000 New Note; (b) all accrued but unpaid Cash Interest; (c) all accrued but unpaid Additional Interest, and (d) other amounts due to Lender under this Amendment No. 1 and the other Documents

The Loan Maturity Date Payment Amount shall be payable by the Borrower to the Lender on the Loan Maturity Date in cash by wire transfer in immediately available funds pursuant to wire transfer instructions provided by the Borrower to the Lender.

c)	Purchase Price and Payment of the Purchase Price for the $2,000,000 Note. The Purchase Price for the $2,000,000 New Note shall be $1,900,000 in the aggregate, representing an original issue discount of $100,000. On the Closing Date, the Lender shall pay the Borrower the $1,900,000 Purchase Price (less (i) the $45,000 (plus all documented and accountable expenses) of Lender’s Expenses (as defined below) and (ii) the $156,500 Aegis Payment (as defined below), for the $2,000,000 New Note by wire transfer of immediately available funds to the Borrower ($156,500) and its legal counsel ($45,000) in accordance with the Borrower’s and its legal counsel’s written wiring instructions, against delivery of the duly executed $2,000,000 New Note and the Warrants.

i)	Lender’s Cost and Expenses. As a condition to Closing, all direct and indirect costs and expenses of the Lender related to the negotiation, due diligence, preparation, Closing, and all other items regarding and/or related to the Loan Agreement and the Documents and all of the transactions contemplated herein and therein, including, but not limited to the (i) $35,000 legal fee (of which $10,000 previously was paid) payable to the Lender’s legal counsel together with all documented out-of-pocket expenses of such legal counsel, including, but not limited to, filing fees, lien search fees and other expenses relating to securing the Collateral and for blue sky compliance and (ii) $20,000 in legal fees payable to the Lender’s legal counsel pursuant to Section 9.4(B) of the Loan Agreement (collectively, the “Lender’s Expenses”), shall be due and payable from the Borrower to legal counsel to the Lender; and the Lender shall subtract from the $1,900,000 Purchase Price to be paid to the Borrower for the purchase of the $2,000,000 New Note, all of Lender’s Expenses shall be paid to the Lender’s counsel on the Closing Date in immediately available funds by wiring such funds to Lender’s counsel pursuant to wiring instructions provided to the Borrower by Lender’s legal counsel. Although the Lender’s Expenses are the sole responsibility and obligation of the Borrower, but are being subtracted by the Lender from the $1,900,000 Purchase Price, such Lender’s Expenses shall constitute part of the $1,900,000 Purchase Price and shall not directly and/or indirectly reduce and or result in any set-off the aggregate principal amount of the Note or result in a set-off and/or reduction of any other funds owed by the Borrower to the Lender.

ii)	Aegis Fee. In connection with the sale of the $2,000,000 New Note by the Borrower to the Lender, the Borrower shall be obligated to pay to Aegis Capital Corp (“Aegis”), on the Closing Date (i) a non-refundable fee equal to $66,500 (representing 3.5%, of the $1,900,000 Purchase Price of the $2,000,000 New Note on the Closing Date purchased by the Lender from the Borrower (the “Aegis Fee”)), and (ii) $90,000 representing the advisory fee owed by the Borrower to Aegis pursuant to an Agreement between the Borrower and Aegis (the “$90,000 Aegis Advisory Fee,” and together with the $66,500 Aegis Fee, collectively the “$156,500 Aegis Payment”). While the payment of the $156,500 Aegis Payment is the sole and exclusive obligation and responsibility of the Borrower, the Lender shall pay the $156,500 Aegis Payment directly to Aegis on the Closing Date in cash by wire transfer directly to Aegis in immediately available funds pursuant to wiring instructions provided to the Lender by Aegis. No portion of the $156,500 Aegis Payment shall directly or indirectly reduce and/or result in any set-off of any portion of the aggregate principal amount of the $2,000,00 New Note and/or reduce and/or result in a set-off of any other amounts due to the Lender by the Borrower.

7)	Warrants. On the Closing Date, the Borrower shall issue to Lender the duly executed (i) Additional Warrant, (ii) 2 Amended and Restated Warrants and (iii) the Restructuring Warrant.

8)	Additional Events of Default. In addition to the Events of Default set forth in the Loan Agreement, the following shall also constitute Events of Default under the Loan Agreement:

a)	the Borrower’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) days after the applicable Conversion Date or (B) notice, written or oral, to the Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of the Note into shares of Common Stock that is tendered in accordance with the provisions of the Note;

b)	the Borrower’s failure for any reason to satisfy the current public information requirement under Rule 144(c), which failure continues for a period of three (3) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

c)	the Borrower’s failure to maintain the Required Reserve Amount and/or the Reserve Minimum;

d)	The Common Stock is no longer DTC Eligible or DTC has issued a “freeze” or “chill” on the Common Stock; or

e)	The Common Stock is no longer traded on NASDAQ Capital Market.

9)	Amortization Payments. On each of September 1, 2015, December 1, 2015, and March 1, 2016 (each an “Amortization Payment Date”), the Borrower shall pay to the Lender in immediately available funds by wire transfer pursuant to the wiring instructions provided by the Lender to the Borrower $1,125,000 (an “Amortization Payment Amount”), which shall be used by the Lender to repay amounts due under the Notes and other Documents as follows: (i) First, all amounts due under the Documents excluding principal and accrued but unpaid interest on the Notes, (ii) Second, to pay accrued but unpaid interest on the Notes, and (iii) Third, to pay outstanding principal amounts due on the Notes (each an “Amortization Payment”). Each Amortization Payment shall be made in cash by wire transfer of immediately available funds pursuant to wiring instructions provided by the Lender to the Borrower on the applicable Amortization Payment Date and in the Amortization Payment Amount.

10)	Additional Covenants. In addition to the covenants set forth in the Loan Agreement, until all Liabilities are paid in full and no Notes are outstanding (except for the covenant set forth in Section 10(e) below, which shall remain in effect for the duration set forth therein), the Borrower covenants and agrees with the Lender that:

a)	No Prepayment of Subordinated Debt and Pari Passu Indebtedness. The Borrower shall not directly and/or indirectly prepay any Borrower Liabilities in respect of any Subordinated Debt and/or pari passu Indebtedness. For purposes hereof, “Borrower Liabilities” shall mean all direct and/or indirect liabilities, Indebtedness and obligations of any kind of Borrower to any Person (other than to the Lender), howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, or otherwise, all liabilities, indebtedness and obligations of Borrower to any Person (other than to the Lender) pursuant to any letter of credit, any standby letter of credit, or any other document.

b)	Reporting of Accounts Receivable. Borrower agrees to furnish to Lender, at least weekly, schedules describing Accounts Receivable created or acquired by Borrower (including confirmatory written assignments thereof), including copies of all invoices to account debtors and other obligors (all herein referred to as “Customers’). Borrower shall advise Lender promptly of any goods which are returned by Customers or otherwise recovered involving an amount in excess of $5,000.00. Borrower shall also advise Lender promptly of all disputes and claims by Customers involving an amount in excess of $5,000.00 and settle all such disputes and claims at no cost to the Lender.

c)	No Use of Cash Flows Related to Acquisitions. The Borrower shall not directly and/or indirectly effectuate any merger, acquisition and/or other transaction pursuant to which the Borrower acquires any assets, stock and/or other items of value, or any combination of the above in one or a series of related or unrelated transactions (each, an “Acquisition”) if the Borrower uses directly and/or indirectly its cash and/or cash equivalents resulting from the Borrower’s operations, whether to effectuate any Acquisition, provide collateral in connection with any such Acquisition, to pay any dividends, debt and/or accrued but unpaid interest relating to such Acquisition or any other payment related directly and/or indirectly to any Acquisition.

d)	Ratio. As of any determination date, the sum of (i) the Borrower’s Accounts Receivable, (which for the purposes of this Section 10(d), to constitute a Borrower’s Accounts an Account Receivable cannot be older than ninety (90) days), (excluding those Account Receivables that are directly the result of and are resulting from the historic business of VaultLogix), plus (ii) the Borrower’s cash and cash equivalents shall be greater than one hundred twenty five (125%) percent of the outstanding aggregate principal amount of the Notes.

e)	Reporting Status. Until the date on which the Holder shall have sold all of the Conversion Shares and Warrant Shares and none of the Notes or Warrants are outstanding (the “Reporting Period”), the Borrower shall timely file all reports required to be filed by the Borrower with the SEC pursuant to the 1934 Act within the time periods required by the SEC, and the Borrower shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit termination.

f)	Restrictions on Certain Financings. From the date hereof until such time as there is less than $3,000,000 aggregate principal amount of Notes outstanding (the “Partial Termination Date”), the Borrower shall not directly and/or indirectly effect or enter into an agreement to effect (i) (a) the sale of any of its securities and/or borrow money resulting in gross proceeds in excess of $1,000,000 whether in one transaction and/or a series of related and/or unrelated transactions (each, a “Prohibited Financing”); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, following the Partial Termination Date, the Borrower’s direct and/or indirect borrowing and/or becoming liable whether by guaranty or otherwise for any Indebtedness shall continue to be a Prohibited Financing, and remain subject to the prohibitions thereof set forth in this Section 10(f); and (b) in no event may the Borrower effectuate in any 12-month period the sale of any of its securities and/or borrow money resulting in gross proceeds of more than $2,000,000 in transactions that do not constitute a Prohibited Financing, and (ii) any issuance of any of its securities involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Borrower (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Borrower or the market for the Common Stock other than in connection with a stock split or similar event, or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Borrower may sell securities at a future determined price.

11)	Additional Representations and Warranties. In addition to the representations and warranties of the Borrower to the Lender set forth in the Loan Agreement, the Borrower hereby represents and warranties to the Lender as of the Closing Date as follows:

a)	Authorization: No Conflict. The execution, delivery and performance of the Documents and the transactions contemplated thereby by the Borrower, including, but not limited to, the sale and issuance of the Notes and the Warrants, Required Reserve Amount and/or the Reserve Minimum, and the issuance the Conversion Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrant (i) are within Borrower’s corporate powers, (ii) have been duly authorized by all necessary action by or on behalf of Borrower (and/or its shareholders to the extent required by law), (iii) the Borrower has received all necessary and/or required governmental, regulatory and other approvals and consents (if any shall be required), (iv) do not and shall not contravene or conflict with any provision of, or require any consents under (1) any law, rule, regulation or ordinance, (2) Borrower’s organizational documents; and/or (3) any agreement binding upon Borrower or any of Borrower’s properties except as would not reasonably be expected to have a Material Adverse Effect, and (v) do not and will not result in, or require, the creation or imposition of any Lien and/or encumbrance on any of Borrower’s properties or revenues pursuant to any law, rule, regulation or ordinance or otherwise.

b)	Valid Issuance of the Notes, Conversion Shares, Warrants and the Warrant Shares; Reservation of Shares. Each of the Notes and Warrants has been duly authorized and, when issued and paid for (if not previously paid for), in accordance with this Amendment No. 1 and/or the other Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and all restrictions on transfer other than those expressly imposed by the federal securities laws and vest in the Lender full and sole title and power to the Notes and the Warrants, free and clear of all Liens, and restrictions on transfer other than those imposed by the federal securities laws. All Conversion Shares when issued pursuant to conversion of the Notes and all Warrant Shares when issued pursuant to any exercise of the Warrants, will be duly and validly issued, fully paid and non-assessable, will be free and clear of all Liens and all restrictions on transfer other than those expressly imposed by the federal securities laws and vest in the Holder full and sole title and power to such securities. The Borrower has reserved from its duly authorized capital stock the Reserve Minimum and the Required Reserve Amount without taking into account any limitations on the issuance of Conversion Shares and Warrant Shares thereof pursuant to the terms of the Notes, the Warrants, and/or the other Documents. The Warrants, the Notes, the Warrant Shares and all Conversion Shares shall sometimes be collectively referred to as the “Securities.”

c)	Dilutive Effect. The Borrower understands and acknowledges that the number of Conversion Shares issuable pursuant to terms of the Notes and the number of Warrant Shares issuable upon exercise of the Warrants may increase in certain circumstances. The Borrower further acknowledges that its obligation to issue Conversion Shares pursuant to the terms of the Notes and the Warrant Shares upon exercise of the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Borrower.

12)	Conditions to Closing.

a)	Delivery of Documents. Notwithstanding anything provided in the Loan Agreement, the Lender shall have received from the Borrower each of the following, in form and substance reasonably satisfactory to the Lender and its counsel, and where applicable, duly executed and recorded:

i)	Certificates of the Chief Executive Officer and Secretary of Borrower and certifying as to (a) copies of the Certificate of Incorporation and by-laws of the Borrower, as restated or amended as of the date of this Amendment No. 1; (b) all actions taken and consents made by the Borrower and its Board of Directors and shareholders, as applicable to authorize the transactions provided for or contemplated under this Amendment No. 1 and the other Documents and the execution, delivery and performance of the Documents; and (c) the names of the directors and officers of the Borrower authorized to sign the Documents, together with a sample of the true signature of each such Person;

ii)	this Amendment No. 1;

iii)	the $2,000,000 New Note;

iv)	the 2 Amended and Restated Notes;

v)	the Additional Warrant;

vi)	the Restructuring Warrant;

vii)	the 2 Amended and Restated Warrants;

viii)	certificates of good standing for Borrower in the jurisdiction of Borrower’s incorporation or formation, in the principal places in which Borrower conducts business and in places in which Borrower owns real estate;

ix)	the fully executed TA Letter; and

x)	Such other documents, certificates, opinions, instruments and/or other items reasonable requested by the Lender and/or its legal counsel.

13)	Severability. Any provision of this Amendment No. 1 held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

14)	Conflicts. In the event of any conflict between this Amendment No. 1 on the one hand and the Loan Agreement and/or any other Document on the other hand, this Amendment No. 1 shall control.

15)	Covenants, Terms and Conditions. Amendment No. 1 shall be governed by the covenants, terms and conditions set forth in the Loan Agreement, as applicable.

16)	Certain Other Representations and Warranties. Borrower represents and warrants to Lender that:

a)	All warranties and representations made to Lenders in the Loan Agreement and other Documents are true and correct as to the date hereof (other than those representations and warranties which by their express terms are limited solely to an earlier date).

b)	The execution and delivery by Borrower of this Amendment No. 1 and the performance by Borrower of the transactions herein contemplated (i) are and will be within Borrower’s powers, (ii) have been duly authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrower is a party or by which the property of Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any Lien, charge or encumbrance of any nature on any of the properties of Borrower.

c)	This Amendment No. 1 and any assignment, instrument, document, or agreement executed and delivered in connection herewith, is valid, binding and enforceable in accordance with its respective terms.

d)	No Event of Default has occurred under the Loan Agreement or any of the other Documents.

17)	Ratification. This Amendment No. 1 is expressly incorporated by reference into and deemed a part of the Loan Agreement and the other Documents. Except as expressly modified herein, in the Notes and/or the Warrants, all terms, covenants and conditions of the Loan Agreement and the other Documents are and shall remain in full force and effect.

18)	Reference to and Effect on Documents.

a)	Upon the effectiveness of this Amendment No. 1, on and after the Effective Date, each reference to the Loan Agreement or the other Documents shall mean and be a reference to the Loan Agreement and/or the other Documents, respectively, as amended hereby.

b)	The execution, delivery and effectiveness of this Amendment No. 1 shall not, directly or indirectly, operate as a waiver and/or limitation of any right, power and/or remedy of the Lender nor constitute, directly or indirectly, a waiver and/or limitation of any provision of the Loan Agreement and/or any of the other Documents, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

19)	Continuing Effect. Except as otherwise expressly provided herein, the Loan Agreement and other Documents, as amended hereby, shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. To the extent that the Loan Agreement and/or other Document purports to pledge to the Lenders, or to grant to the Lenders, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.

20)	Authority. Each of the undersigned expressly warrants that (i) he, she or it has the authority to execute this Amendment No. 1 on behalf of the party or parties to be bound by his, her or its signature, (ii) the execution, delivery and performance of this Amendment No. 1 has been duly authorized by all necessary action and (iii) this Amendment No. 1 is a legal, valid and binding obligation enforceable in accordance with its terms.

21)	Entire Agreement. This Amendment No. 1 constitutes the whole and entire agreement between the Parties with respect to the subject matter expressly contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written related to the subject matter expressly contemplated in this Amendment No. 1 are merged herein.

22)	Construction. The Parties have participated jointly in the negotiation and drafting of this Amendment No. 1. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

23)	Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 1 by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment No. 1.

24)	Headings. Section headings herein are included for convenience of reference only and do not constitute a part of this Amendment No. 1 for any other purpose.

25)	Governing Law. This Amendment No. 1 and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Amendment No. 1 shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

[Remainder of page intentionally left blank – Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed and delivered as of the Effective Date.

BORROWER:	INTERCLOUD SYSTEMS, INC.

	By:	/s/ Daniel Sullivan
	Name:	Daniel Sullivan
	Title:	Chief Accounting Officer

LENDER:	GPB LIFE SCIENCE HOLDINGS LLC

	By:	/s/ David Gentile
	Name:	David Gentile
	Title:	Manager

[Signature Page to Amendment No. 1 to Bridge Financing Agreement]

EXHIBIT A

Form of $2,000,000 New Note

EXHIBIT B

Forms of the 2 Amended and Restated Notes

EXHIBIT C

Form of Additional Warrant

EXHIBIT D

Forms of the 2 Amended and Restated Warrants

EXHIBIT E

Form of Restructuring Warrant

EXHIBIT E

PERFECTION CERTIFICATE

The undersigned, the Chief Executive Officer of InterCloud Systems, Inc., a Delaware corporation (the "Borrower"), hereby certifies, with reference to the Bridge Financing Agreement, dated as of May 15, 2015 (terms defined in such Bridge Financing Agreement having the same meanings herein as specified therein), between the Borrower and the Lender named therein (the "Secured Party"), to the Secured Party as follows:

1.            Name. The exact legal name of the Borrower as that name appears on its Certificate of Incorporation is as follows:

Intercloud Systems, Inc.

2.            Other Identifying Factors.

(a)         The following is the mailing address of the Borrower:

Address	County
1030 Broad St. Suite 102	Monmouth
Shrewsbury, NJ 07702

(b)         If different from its mailing address, the Borrower’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State

(c)         The following is the type of organization of the Borrower: Corporation

(d)         The following is the jurisdiction of the Borrower’s organization: Delaware

(e)         The following is the Borrower's state issued organizational identification number: 3131825

(f)         The following is the Borrower's taxpayer identification number: 65-0963722

(g)         Except as set forth herein, (i) the Borrower has not changed its identity or organizational structure in any way within the past five years, and (ii) no person has merged or consolidated with or into any the Borrower and no person has liquidated into or transferred all or substantially all of its assets to any borrower under the Note in any way within the past year.

In January 2013, the Borrower changed its name from Genesis Group Holdings, Inc.

3.            Other Names, Etc.

The following is a list of all other names (including trade names or similar appellations) used by the Borrower, or any other business or organization to which the Borrower became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

ADEX

ADEXCOMM

Integration Partners Corporation – NY

IPC - NY

TNS

TelNet Solutions

Rives-Montiero Engineering

Rives-Montiero Leasing

Tropical Communications, Inc

ADEX Puerto Rico

AW Solutions

AW Solutions Puerto Rico

RentVM

Vaultlogix

Data Protection Services

US Data Trust Corporation

HighWire Communications

AXIM Cloud

Logical Link

4.            Other Current Locations.

(a)         The following are all other locations in the United States of America in which the Borrower maintain any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods:

Address	County	State
Tropical Communications	6937 NW 82nd St Miami, FL 33166	Leased
Rives Monteiro Eng.	2736 Southside Drive Tuscaloosa, AL 35401	Leased
TNS	1225 Rand Road Des Plaines, ILL 60016	Leased
ADEX Corp H.O.	1035 Windward Ridge Pkwy, Suite 500 Alpharetta, GA 30005	Leased
ADEX Corp.	13089 Telecom Parkway N. Temple Terrace, FL 33637	Leased
AW Solutions H.O.	300 Crown Oak Center Drive Longwood, FL 32750	Leased

(b)         The following are all other places of business of the Borrower in the United States of America:

Address	County	State
InterCloud Systems	930 N Federal Hwy, Boca Raton Fl 33432	Leased
IPC-NY	1719 Route 10 East, Suite 126 Parsippany NJ 07054	Leased
Tropical Communications	6937 NW 82nd St Miami, FL 33166	Leased
Rives Monteiro Eng.	2736 Southside Drive Tuscaloosa, AL 35401	Leased
TNS	1225 Rand Road Des Plaines, ILL 60016	Leased
ADEX Corp H.O.	1035 Windward Ridge Pkwy, Suite 500 Alpharetta, GA 30005	Leased
Intercloud Systems, Inc	14643 Dallas Parkway, Suite 340 Dallas, TX 75254	Leased
ADEX Corp.	280 Shuman Blvd. Naperville, Illinois 60563	Leased
ADEX Corp	1317 W. Foothill Blvd., Suite # 212 Upland, California 91786	Leased
ADEX Corp	10625 N. County Road, Suite100A Frisco, TX 75034	Leased
AW Solutions H.O.	300 Crown Oak Center Drive Longwood, FL 32750	Leased
AW Solutions	323 29th Ave. North Nashville, TN 37203-1406	Leased

(c)         The following are all other locations in the United States of America where any of the Collateral consisting of equipment is located:

Address	County	State
InterCloud Systems	930 N Federal Hwy, Boca Raton FL 33432	Leased
IPC-NY	1719 Route 10 East, Suite 126 Parsippany NJ 07054	Leased
Tropical Communications	6937 NW 82nd St Miami, FL 33166	Leased
Rives Monteiro Eng.	2736 Southside Drive Tuscaloosa, AL 35401	Leased
TNS	1225 Rand Road Des Plaines, ILL 60016	Leased
ADEX Corp H.O.	1035 Windward Ridge Pkwy, Suite 500 Alpharetta, GA 30005	Leased
Intercloud Systems	14643 Dallas Parkway, Suite 340 Dallas, TX 75254	Leased
ADEX Corp.	280 Shuman Blvd. Naperville, Illinois 60563	Leased
ADEX Corp	1317 W. Foothill Blvd., Suite # 212 Upland, California 91786	Leased
ADEX Corp	10625 N. County Road, Suite100A Frisco, TX 75034	Leased
AW Solutions H.O.	300 Crown Oak Center Drive Longwood, FL 32750	Leased
AW Solutions	323 29th Ave. North Nashville, TN 37203-1406	Leased

d) The following are the names and addresses of all persons or entities other than the Borrower, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

Address	Mailing Address	County	State

N/A

IN WITNESS WHEREOF, I have hereunto signed this Perfection Certificate on May 15, 2015.

Name:	Daniel Sullivan
Title:	Chief Accounting Officer